Exhibit 99.1

 LNB Bancorp, Inc. and Morgan Bancorp, Inc. Announce Merger Agreement

    LORAIN, Ohio--(BUSINESS WIRE)--Jan. 16, 2007--LNB Bancorp, Inc. ("LNB") (NASDAQ:LNBB) and Morgan Bancorp, Inc. ("Morgan") of Hudson, Ohio today announced the signing of a definitive agreement for LNB to acquire Morgan and its wholly-owned subsidiary, Morgan Bank, N.A., in a stock and cash merger transaction valued at approximately $26.5 million.

    Under the terms of the agreement, shareholders of Morgan will be entitled to receive cash, common shares of LNB, or a combination thereof, based upon an election process to occur prior to closing. Cash consideration is valued at $52.00 per Morgan share and stock consideration is fixed at an exchange ratio of 3.162 common shares of LNB Bancorp for each share of Morgan. The agreement further provides that, in the aggregate, 50% of the Morgan common shares will be exchanged for common shares of LNB Bancorp and the remaining 50% of the Morgan common shares will be exchanged for cash.

    With approximately $129 million in assets, Morgan Bank operates from one location in Hudson, a Summit County community, which ranks as the fourth wealthiest city in Ohio as measured by median household income statistics, making it one of the most demographically appealing markets in Ohio for banking institutions and financial services providers. Morgan Bank enjoys the number one deposit market share position in Hudson with approximately 23% of this $450 million deposit market.

    "This merger is consistent with our strategy to create shareholder value by expanding into attractive markets in nearby counties. We expect Morgan to compliment our recently opened office in Cuyahoga County, and that this merger will result in top-line revenue growth and better leveraging of our expense base in these expansion markets," said Daniel E. Klimas, LNB's president & chief executive officer. "Retaining Morgan's name, customers and local management are key objectives in this merger."

    James R. Herrick, chairman the board of LNB Bancorp, said "Morgan Bank has built a terrific franchise in the Hudson and Summit County markets and we look forward to assisting them in achieving their business plan. We have known William ("Wink") Dougherty for many years and are pleased that he will continue in his current role as president of Morgan Bank operations. His addition certainly strengthens LNB's overall senior management team. We share Morgan's focus on local-decision making, serving the customer and community involvement."

    Also commenting on the transaction, Morgan's Wink Dougherty said, "This is an exciting transaction that provides Morgan shareholders with immediate value, as well as the opportunity to participate in the upside potential created by bringing together our two strong community banks. Both companies are committed to delivering the best products and services to our customers. We expect this transaction to benefit our valued customers by giving them added convenience and access to LNB's many services, and to allow Morgan to expand its sales efforts to a broader customer base in Hudson and surrounding areas."

    The merger is expected to close in the third quarter of 2007, pending regulatory approvals, the approval of Morgan's shareholders and completion of other customary closing conditions. LNB expects the transaction to be accretive to earnings in the first full year of operation based on an estimated $1.7 million in annual cost savings.

    Austin Associates LLC acted as financial adviser to LNB and Ryan Beck & Co. acted as financial adviser to Morgan.

    About LNB Bancorp, Inc.

    LNB Bancorp, Inc. is an $831.5 million financial holding company. Its major subsidiary, The Lorain National Bank, is a full-service commercial bank, specializing in commercial, personal banking services, residential mortgage lending and investment and trust services. Lorain National Bank serves customers through 22 retail-banking locations and 26 ATMs in Lorain, eastern Erie and western Cuyahoga counties. North Coast Community Development Corporation is a wholly owned subsidiary of The Lorain National Bank. Brokerage services are provided by the bank through an agreement with Investment Centers of America. For more information about LNB Bancorp, Inc., and its related products and services or to view its filings with the Securities and Exchange Commission, visit us at http://www.4lnb.com.

    About Morgan Bancorp, Inc.

    Morgan Bancorp, Inc. is the holding company for Morgan Bank, N.A., a $128.6 million national bank based in Hudson, Ohio. Morgan Bank, N.A. is a full-service community bank offering commercial, personal and residential mortgage loans and a full array of deposit products. Morgan Bank services the Hudson community and Summit County through one location in downtown Hudson.

    This press release contains forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Terms such as "will," "should," "plan," "intend," "expect," "continue," "believe," "anticipate" and "seek," as well as similar expressions, are forward-looking in nature. Actual results and events may differ materially from those expressed or anticipated as a result of risks and uncertainties which include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which LNB Bancorp, Inc. conducts its operations, as well as the risks and uncertainties described from time to time in LNB Bancorp's reports as filed with the Securities and Exchange Commission. We undertake no obligation to review or update any forward-looking statements, whether as a result of new information, future events or otherwise.

    Additional Information About the Merger and Where to Find It

    LNB and Morgan will be filing relevant documents concerning the transaction with the Securities and Exchange Commission, including a registration statement on Form S-4 which will include a proxy statement/prospectus. Shareholders will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about LNB and Morgan, at the Securities and Exchange Commission's internet site (http://www.sec.gov). Copies of the proxy statement/prospectus and the filings with the Securities and Exchange Commission that will be incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, by directing a request to LNB Bancorp, Inc., 457 Broadway, Lorain, Ohio 44052, Attention: Investor Relations, (440) 244-7185, or Morgan Bancorp, Inc., 178 West Streetsboro Street, Hudson, Ohio 44236. The final proxy statement/prospectus will be mailed to shareholders of Morgan.

    Shareholders are urged to read the proxy statement/prospectus, and other relevant documents filed with the Securities and Exchange
Commission regarding the proposed transaction when they become available, because they will contain important information.

    The directors and executive officers of LNB and Morgan and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information regarding LNB's directors and executive officers is available in its proxy statement filed with the SEC on March 17, 2006. Information regarding Morgan's directors and executive officers and other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

    CONTACT: For LNB Bancorp, Inc.
             W. John Fuller, 216-978-7643